Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To
The Board of Directors
Sify Technologies Limited

We consent to the incorporation by reference in the Registration Statement No. 333-208648 on Form S-8 of our report dated May 2, 2024 (January 13, 2025 as to the effects of the restatement discussed in the basis for preparation to the consolidated financial statements) relating to the consolidated financial statements of Sify Technologies Limited and our report dated May 2, 2024 (January 13, 2025 as to the effects of the material weakness as a result of the restatement of the previously issued consolidated financial statements described in Management’s Report on Internal Control over Financial Reporting (as revised)) on the effectiveness of Sify Technologies Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F/A for the year ended March 31, 2024.

/s/ Manohar Chowdhry & Associates

Manohar Chowdhry & Associates
Independent Registered Public Accounting Firm

Chennai, India
January 13, 2025